Exhibit 10.4
                        PEOPLES STATE BANK

           SENIOR MANAGEMENT INCENTIVE COMPENSATION PLAN
                            BASIC PLAN

 1. PURPOSE

    The purpose of the Senior Management Incentive Compensation Plan (the Plan) is to maximize the achievement of the Bank's objectives by providing incentives and awards to those senior-level executives who attain and sustain consistently high levels of performance which exceed normal expectations and which contribute to the success and profitability of the Bank. The Plan is designed to support the key goals and objectives of the Bank.

 2. GENERAL DESCRIPTION

    Incentive awards are based on individual and organization-wide contributions to performance as measured by critical operating ratios, including selected financial ratios, percentage of loan growth, percentage of deposit growth, and overall profitability. At the same time, the Plan provides annual goals which will help the Bank achieve its strategic goals, as well as provide a performance review and measurement system.

    The incentive formulas are constructed to provide awards consistent with the increase in profits to the Bank. The incentive formulas are designed to provide a level of performance award that is competitive with comparable levels of performance in other institutions, to assist the Bank in retaining and motivating key executives, and to ensure the Bank's continued growth and profitability.

    The incentive awards are to be supplemental compensation in the form of cash paid on an annual basis. The Plan is established in addition to regular salary and benefits programs. The Plan presumes an equitable base compensation system and a competitive benefits program.
                                  1
 3. ADMINISTRATION

    The Board of Directors of the Bank has the responsibility to definitions interpret, administer, and amend the Plan.

    Matters before the Board shall be decided based upon the vote of a majority of the entire Board. Bank officers who are members of the Board shall not be entitled to vote on matters relating to the eligibility for and/or determination of their own incentive compensation award.

    Prior to the beginning of each fiscal year, the Board shall review and revise, if deemed advisable, the operating rules for implementing the Plan for the coming fiscal year.

    Computation of incentive awards will be performed by senior management and reviewed by the Board.

    The Board may deem to exclude extraordinary occurrences which could impact the incentive awards, either positively or negatively, but are, by their nature, outside the significant influence of Plan participants. The actions of the Board as to the interpretation, construction, and administration of the Plan shall be final and binding for all parties, including the Bank and its employees.

 4. PARTICIPANTS

    Eligibility for participation in the Plan shall be limited to those individuals approved by the Board of Directors who, in the judgment of the President and the Board of Directors, are responsible for directing functions which have a significant bearing on the growth and profitability of the Bank.

    Prior to the beginning of each plan year, participants may be added or deleted at the discretion of the Board.

 5. DEFINITIONS

    For the purpose of determining the amount of the incentive compensation awards under the Operating Rules, the following definitions shall apply:
                                  2
     <circle> PERFORMANCE MEASUREMENT FACTORS - Those key operating ratios, plus other pertinent measures of total Bank performance, on which the participants will be evaluated. These factors include:

     -NET OPERATING INCOME - After-tax net income adjusted for extraordinary items.

     -NET INTEREST MARGIN RATIO - Interest income minus interest expense divided by average earning assets.

     -LOAN GROWTH PERCENTAGE - The average percentage increase or decrease in the dollar amount of loans outstanding by the Bank as compared with the previous year.

     -DEPOSIT GROWTH PERCENTAGE - The average percentage increase or decrease in the dollar amount of deposits in the Bank less public funds and state deposits as compared with the previous year.

     -NON-INTEREST INCOME RATIO - The dollar amount of non-interest income adjusted for extraordinary items divided by average assets.

     -SALARY AND BENEFITS EXPENSE RATIO - The dollar amount of salary expense plus other personnel expense, not including accrued incentive compensation divided by average assets.

     -OTHER OVERHEAD EXPENSES RATIO - The dollar amount of total overhead expenses minus salary and benefits expenses divided by average assets.

     -COMMERCIAL PAST DUE PERCENTAGE - The average of the four quarterly past due percentages on commercial loans.
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     -INSTALLMENT PAST DUE PERCENTAGE - The average of the four quarterly past due percentages on installment loans.

     -REAL ESTATE PAST DUE PERCENTAGE - The ave age of the four quarterly past due percentages on real estate loans.

     -EARNING ASSETS RATIO - The average dollar amount of total earning assets divided by the average dollar amount of total assets.

     -NET CHARGE-OFFS - Net charged-off divided by average total loans outstanding not including student loans.
                                  3
     -NON-INTEREST BEARING DEPOSIT RATIO - The year-to-date average dollar amount of non-interest bearing demand deposits divided by the average dollar amount of total deposits.

     -SPECIFIC OBJECTIVES - The specific goals and objectives which are established for certain participants.

     <circle> THRESHOLD PERFORMANCE - The minimum or maximum performance level for each factor below or above which no award will be given; also, the minimum overall performance level for a single performance ratio chosen to show overall profitability, currently net operating income.

     <circle> INCENTIVE FACTOR WEIGHTING - A percentage for each of the incentive factors for each participating position which is used to modify the basic incentive percentage to reflect the relative importance of the factor to that position.

     <circle> POSITION LEVEL MULTIPLIERS - A multiplier used to recognize the impact that each senior-level officer has on overall Bank performance.

     <circle> DISCRETIONARY / INDIVIDUAL PERFORMANCE ADJUSTMENT - A
 multiplier which allows the Board some subjective discretion in the determination of the final incentive award for each participant.

     <circle> EXTRAORDINARY OCCURRENCES - Those events which, in the opinion of the Board of Directors, are outside the significant influence of Plan participants and would, by their inclusion, cause a significant unintended effect, positive or negative, on the Bank's operating and financial performance results.

 6. INCENTIVE COMPUTATION - GENERAL PROCEDURES

    The general formula for converting overall Bank results into individual incentive awards is as follows:

     <circle> Incentive dollars for a participant for the plan year equals:

      -The base annual salary of the participant,

      -Times the percentage base award,

      -Times the sum of the basic formula percentage for each
       performance measure applicable to the participant's position,
                                  4
      -Times the "Position Level Multiplier,"
      -Times the "Individual Performance Adjustment."

    No incentive awards will be granted for a fiscal year, regardless of performance on individual factors, if the Bank's Net Operating Income is less than an approved minimum for that fiscal year. In addition, threshold performance levels are established for each performance measurement factor. Performance minimums and threshold performance levels are described in the Operating Rules.

    The calculation of the incentive compensation award may also include a discretionary incentive award adjustment (noted above as the "Individual Performance Adjustment").

 7. PAYMENT OF INDIVIDUAL INCENTIVE COMPENSATION AWARDS

    When the Bank's year-end financial results are known, participants will receive the incentive payment determined by evaluating their performance for the year using the formula established for their position. The award will be paid by February 1 following the plan year-end or earlier if final numbers or specific projections are available. Applicable withholding of taxes will be deducted from each payment.

 8. PARTIAL PAYMENTS:  TERMINATION OF EMPLOYMENT / NEW HIRES

    In the event of termination of employment through retirement or death, the employee shall be considered to have earned one-twelfth of the annual incentive compensation award of a particular year for each full month of employment in the fiscal year of his/her retirement or death.

    If a participant dies, any unpaid incentive awards shall be paid to the estate, or designated beneficiary, in one lump sum.

    Participants may not be added to the Plan after June 1 of the plan year.

    If an individual becomes a new participant prior to June 1 during the plan year, the incentive compensation award will be earned on the basis of one-twelfth of the annual incentive compensation for each full month of participation.

    In all other cases of termination, the employee forfeits any unpaid awards.
                                  5
 9. INCENTIVE COMPENSATION OPERATING RULES

    As of the beginning of each fiscal year, the Board shall review and revise, if deemed advisable, the operating rules of the Plan for the year then beginning. The Operating Rules shall include the following:

      a. Identification of employees selected under Paragraph 4 for participation in the Plan.

      b. Position level multipliers, performance measurement factors and weightings for determining the amount of the incentive compensation awards for the fiscal year then beginning.

      c. Other administrative and procedural rules which the Board considers appropriate.

    After approval by the Board of Directors, Bank management shall, as soon as practical, inform each of the participants under the Plan of the Operating Rules for the fiscal year then beginning.

 10.PERFORMANCE PROGRESS REPORTING

    The Bank's President, or his designee, will be responsible for written quarterly reporting to the Board of Directors of Bank performance during the course of the year. This data is to be made available to the Board within 30 days of its date of availability.

 11.AMENDMENT OR TERMINATION OF PLAN

    The Board of Directors may modify, amend, or terminate this Plan at any time effective at the end of a fiscal year. The modification, amendment, or termination of the Plan shall in no way affect a participant's right to unpaid incentive compensation awards for the year prior to termination or modification.
                                  6
           SENIOR MANAGEMENT INCENTIVE COMPENSATION PLAN
                          OPERATING RULES

 1. GENERAL

    The following Senior Management Incentive Compensation Plan
    Operating Rules will be in effect during 2000 and until revised. These Operating Rules are subject to change by the Board of Directors. It is anticipated, however, that the rules will be revised only when significant changes occur in the Bank's operations which interrupt the basic continuity of the Plan.

 2. PARTICIPANT INCENTIVE PERFORMANCE MEASURES AND WEIGHTINGS

    Exhibit A lists the Plan participants, position level multipliers, performance measurement factors, and weightings for each participant for each performance measure.

 3. INCENTIVE FORMULAS

    The performance measures and weightings, including projected data used for calculating the individual incentive compensation awards, are shown in Exhibits B through D. Exhibit E shows the projected incentive compensation at various levels of net operating income.

 4. THRESHOLD PERFORMANCE LEVELS

    Thresholds of performance have been established for each performance measure and are included in each incentive formula.

    IN ADDITION TO THE INDIVIDUAL PERFORMANCE MEASUREMENT FACTOR
    THRESHOLDS, A MINIMUM NET OPERATING INCOME OF $3,217,319 MUST BE ATTAINED FOR THE INCENTIVE YEAR 2000 BEFORE ANY INCENTIVE AWARD CAN BE MADE, REGARDLESS OF INDIVIDUAL PERFORMANCE RESULTS.

    Exhibits F through S detail the historical data used for calculating each performance measure. The threshold level is the percentage or dollar amount below or above which no award will be made for that factor.
                                  7
 5. INDIVIDUAL PERFORMANCE ADJUSTMENTS

    Individual performance adjustments may be used to adjust an individual incentive award upward as far as 1.50 times the extended award for contributions exceeding the average level in the judgment of management and/or the Board of Directors.

 6. EFFECTIVE DATE

 This Plan is effective January 1, 2000.

                                                             Exhibit A

                Senior Management Incentive Compensation Plan
        Participants, Performance Measurement Factors, and Weightings

 Salary

                             Net        Net                       Non-      and        Other
                          Operating  Interest  Loan    Deposit  interest  Benefits   Overhead
                           INCOME    MARGIN   GROWTH   GROWTH   INCOME    EXPENSE    EXPENSES
 Chief Executive Officer     30        15        5       5        5        10           10

 Senior Financial Officer    15        20        0       0        5        10           10

 Senior Commercial Officer   10        15       15       5       10         5            5

 Senior Retail Officer       10        15       10      10       10         5            5

 Senior Operations Officer   15        10        0       0       15        15           25

 Senior Credit Officer       15        15        0       5        5         5           10

                                                  Real                       Non-
                                                 Estate              Net   Interest
                          Commercial Installment  Past    Earning  Charge- Bearing    Specific
                           PAST DUE   PAST DUE    DUE     ASSETS    OFFS   DEPOSITS  OBJECTIVES  TOTAL
 Chief Executive Officer      5         0         0         5        0         0         10       100%

 Senior Financial Officer     0         0         0        15        0        10         15       100%

 Senior Commercial Officer   10         0         0         5        5         5         10       100%

 Senior Retail Officer        0         5         5         5        5         5         10       100%

 Senior Operations Officer    0         0         0        10        0         0         10       100%

 Senior Credit Officer        5         5         5        10       10         0         10       100%